Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

OCLARO, INC.,

a Delaware corporation;

TAHOE ACQUISITION SUB, INC.,

a Delaware corporation; and

OPNEXT, INC.,

a Delaware corporation

Dated as of March 26, 2012

i

2.14 Governmental Authorizations; Grants	18

2.15 Tax Matters	19

2.16 Employee and Labor Matters; Benefit Plans	20

2.17 Environmental Matters	23

2.18 Insurance	25

2.19 Transactions with Affiliates	25

2.20 Legal Proceedings; Orders	25

2.21 Authority; Binding Nature of Agreement	25

2.22 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes	26

2.23 Vote Required	26

2.24 Non-Contravention; Consents	26

2.25 Opinion of Financial Advisor	27

2.26 Financial Advisor	27

2.27 Company Rights Agreement	27

2.28 Disclosure	27

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28

3.1 Subsidiaries; Due Organization; Etc.	28

3.2 Certificate of Incorporation and Bylaws	28

3.3 Capitalization, Etc.	29

3.4 SEC Filings; Financial Statements	30

3.5 Absence of Changes. Between December 31, 2011 and the date of this Agreement:	32

3.6 Title to Assets	34

3.7 Loans; Customers	34

3.8 Equipment; Real Property; Leasehold	34

3.9 Intellectual Property	35

3.10 Contracts	37

3.11 Liabilities	39

3.12 Compliance with Legal Requirements	40

3.13 Certain Business Practices	40

3.14 Governmental Authorizations; Grants	40

3.15 Tax Matters	41

3.16 Employee and Labor Matters; Benefit Plans	42

3.17 Environmental Matters	45

3.18 Insurance	46

3.19 Transactions with Affiliates	46

3.20 Legal Proceedings; Orders	46

3.21 Authority; Binding Nature of Agreement	46

3.22 Vote Required	47

3.23 Non-Contravention; Consents	47

3.24 Opinion of Financial Advisor	48

3.25 Financial Advisor	48

3.26 Merger Sub	48

3.27 Valid Issuance	48

3.28 No Ownership of Company Common Stock	48

3.29 Disclosure	48

SECTION 4. CERTAIN COVENANTS OF THE PARTIES	49

4.1 Access and Investigation	49

4.2 Operation of the Business of the Opnext Corporations	49

4.3 Operation of the Business of the Oclaro Corporations	52

4.4 No Solicitation	55

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES	58

5.1 Registration Statement; Joint Proxy Statement/Prospectus	58

5.2 Company Stockholders’ Meeting	59

5.3 Parent Stockholders’ Meeting	61

5.4 Company Options; Company RSUs; and Company SARs	63

5.5 Employee Benefits	65

5.6 Indemnification of Officers and Directors	66

5.7 Regulatory Approvals and Related Matters	67

5.8 Disclosure	68

5.9 Tax Matters	68

5.10 Obligations of Merger Sub	69

5.11 Listing	69

5.12 Resignation of Directors	69

5.13 Board of Directors of the Combined Company	69

5.14 Section 16 Matters	69

5.15 Internal Controls	70

5.16 Logo of the Combined Corporation	70

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	70

6.1 Accuracy of Representations	70

6.2 Performance of Covenants	70

6.3 Effectiveness of Registration Statement	71

6.4 Stockholder Approval	71

6.5 Documents	71

6.6 No Company Material Adverse Effect	71

6.7 Governmental Approvals	71

6.8 Listing	72

6.9 No Restraints	72

6.10 No Governmental Litigation	72

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	72

7.1 Accuracy of Representations	72

7.2 Performance of Covenants	73

7.3 Effectiveness of Registration Statement	73

7.4 Stockholder Approval	73

7.5 Documents	73

7.6 No Parent Material Adverse Effect	73

7.7 Governmental Approvals	73

7.8 Listing	74

7.9 No Restraints	74

7.10 No Governmental Litigation	74

SECTION 8. TERMINATION	74

8.1 Termination	74

8.2 Effect of Termination	76

8.3 Expenses; Termination Fees	76

SECTION 9. MISCELLANEOUS PROVISIONS	77

9.1 Amendment	77

9.2 Waiver	78

9.3 No Survival of Representations and Warranties	78

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	78

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies	79

9.6 Disclosure Schedules	79

9.7 Attorneys’ Fees	79

9.8 Assignability; No Third Party Rights	79

9.9 Notices	79

9.10 Severability	80

9.11 Construction	80

v

EXHIBITS

Exhibit A	—	Certain Definitions

Exhibit B	—	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C	—	Form of Bylaws of Surviving Corporation

Exhibit D	—	Form of Parent and Merger Sub Tax Representation Letter

Exhibit E	—	Form of Company Tax Representation Letter

SCHEDULES

Schedule 5.13 — Structure of Parent Board Immediately Following the Effective Time

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of March 26, 2012, by and among: OCLARO, INC., a Delaware corporation (“Parent”); TAHOE ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and OPNEXT, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

E. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the Northern California offices of outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth in Exhibit B.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in Exhibit C.

(c) The directors and officer of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding and no consideration shall be paid or payable in respect thereof;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock that is outstanding immediately prior to the Effective Time (together with any associated Rights) shall be converted into the right to receive 0.42 of a share of Parent Common Stock (such number as may be adjusted in accordance with Section 1.5(b), the “Exchange Ratio”); and

(iv) each share of the Common Stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, including any shares of Company Restricted Stock then: (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture and other terms and conditions as applied to such shares of Company Common Stock immediately prior to the Effective Time, including vesting conditions; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Parent Common Stock on the NASDAQ Global Select Market for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date the Merger becomes effective.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select The Bank of New York, Parent’s transfer agent or another bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock as contemplated by Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Company reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC at any time on or after January 1, 2010 and prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections; (b) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 2 to which it is reasonably apparent that such exception or disclosure would relate); and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Opnext Corporations is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Each of the Opnext Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws of the Company, including all amendments thereto; and (b) the certificate of incorporation, bylaws, memorandum of association, articles of association or equivalent governing documents of each Significant Subsidiary of any of the Opnext Corporations, along with, for the Company’s Subsidiary in Japan, the current commercial registry. The Company has delivered or Made Available to Parent accurate and complete copies of: (i) the charters of all committees of the Company Board; and (ii) any code of conduct, investment policy, whistleblower policy, board rules, disclosure committee policy or similar policy adopted by any of the Opnext Corporations or by the board of directors, or any committee of the board of directors, of any of the Opnext Corporations.

2.3 Capitalization, Etc.

(a) As of March 23, 2012, the authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 90,405,097 shares have been issued and are outstanding; and (ii) 15,000,000 shares of Company Preferred Stock (1,000,000 of which have been designated as Series A Junior Participating Preferred Stock), of which no shares have been issued or are outstanding. The Company holds 1,299,248 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Opnext Corporations (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b) (i) None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except that the Company Restricted Stock is subject to forfeiture or a right of repurchase in favor of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) except as set forth in Part 2.3(b)(iii) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock or any securities of any Significant Subsidiary of any of the Opnext Corporations. None of the Opnext Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) As of March 23, 2012, 1,000,000 shares of Company Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of June 18, 2009, between the Company and American Stock Transfer & Trust Company, LLC (the “Company Rights Agreement”).

(d) As of March 23, 2012: (i) 10,494,768 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 596,024 shares of Company Common Stock are reserved for future issuance pursuant to Company RSUs; (iii) 470,610 shares of Company Common Stock are reserved for future settlement of Company SARS; and (iv) 15,264,369 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plan.

(e) Part 2.3(e) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award and the location of his/her residence; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; (viii) if such Company Equity Award is a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (ix) if such Company Equity Award is in the form of Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (x) if such Company Equity Award is a Company SAR, whether such Company SAR is to be settled in cash or in shares of Company Common Stock. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all Company Equity Award agreements evidencing such Company Equity Awards. The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the equity plan pursuant to which such Company Option was granted. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP and, to the Knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(f) Except as set forth in Sections 2.3(a), 2.3(c) or 2.3(d) or in Part 2.3(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Opnext Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Opnext Corporations; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Opnext Corporations; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Opnext Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All outstanding shares of Company Common Stock, and all options and other securities of the Opnext Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company (except with respect to those Company Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 2.3(h) of the Company Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4 SEC Filings; Financial Statements.

(a) The Company has delivered or Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2010, including all amendments thereto (collectively, the “Company SEC Documents”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Opnext Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has delivered or Made Available to Parent accurate and complete copies of all reports to the audit committee of the Company’s board of directors regarding the Company’s disclosure controls and procedures. As of the date of this Agreement, the Company is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2010 received any written (or, to the Knowledge of the Company, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Opnext Corporations are required by GAAP to be included in the consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of the Company, all non-audit services performed by the Company’s auditors for the Opnext Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Opnext Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Opnext Corporations that could have a material effect on the financial statements. The Company has delivered or Made Available to Parent accurate and complete copies of all reports to the audit committee of the Company’s board of directors regarding the Company’s internal accounting controls. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2011, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of March 31, 2011. To the Knowledge of the Company, since March 31, 2011 until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Opnext Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Opnext Corporations since January 1, 2009. None of the Opnext Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

2.5 Absence of Changes. Between December 31, 2011 and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Opnext Corporations (whether or not covered by insurance);

(c) none of the Opnext Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options, vesting of Company Restricted Stock and Company RSUs or settlement of Company SARs or repurchase of Company Restricted Stock in connection with termination of employment of the previous holder of such Company Restricted Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Opnext Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options, upon the vesting or settlement of outstanding Company RSUs and upon the settlement in Company Common Stock of Company SARs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options, Company RSUs and Company SARs identified in Part 2.3(e) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or, except as contemplated by the terms of the Company Equity Plans, Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 2.5(e) of the Company Disclosure Schedule, permitted the acceleration of vesting under: (i) any provision of the Company Equity Plan; (ii) any provision of any Contract evidencing any outstanding Company Equity Award; or (iii) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Opnext Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Opnext Corporations have not made any capital expenditures that in the aggregate exceed $15,000,000;

(h) except in accordance with GAAP, none of the Opnext Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Opnext Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than in the ordinary course of business;

(j) except as set forth in Part 2.5(j) of the Company Disclosure Schedule, none of the Opnext Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Opnext Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Opnext Corporations has made any material Tax election;

(m) none of the Opnext Corporations has commenced or settled any material Legal Proceeding, and there has been no judgment in favor of a plaintiff in any material Legal Proceeding in which an Opnext Corporation is a defendant;

(n) none of the Opnext Corporations has taken any material action outside the ordinary course of business; and

(o) none of the Opnext Corporations has agreed or committed to take any of the actions referred to in clauses “(c)“ through “(n)” above.

2.6 Title to Assets. The Opnext Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Opnext Corporations as being owned by the Opnext Corporations. All of said assets are owned by the Opnext Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Opnext Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Opnext Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Opnext Corporations as being leased to the Opnext Corporations, and the Opnext Corporations enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.7 Loans; Customers.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Opnext Corporations to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business. To the Knowledge of the Company, as of the date of this Agreement, neither the Sumitomo Trust Bank nor any of its affiliates has provided notice or otherwise indicated that Sumitomo Trust Bank does not intend to renew its outstanding loan to the Company.

(b) Part 2.7(b) of the Company Disclosure Schedule accurately identifies the Opnext Corporations’ top 20 customers in each of the fiscal years ended in March 31, 2010 and March 31, 2011 based on the revenues received by the Opnext Corporations in such years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. The Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Opnext Corporations.

2.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the Opnext Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Opnext Corporations in the manner in which such businesses are currently being conducted.

(b) No Opnext Corporation owns any real property.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Opnext Corporations leases real property from any other Person for annual rent payments in excess of $100,000. (All real property leased to the Opnext Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Opnext Corporations, is referred to as the “Opnext Leased Real Property.”) To the Knowledge of the Company, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Opnext Leased Real Property. Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Opnext Corporation) a right of use or occupancy of any of the Opnext Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Opnext Leased Real Property other than an Opnext Corporation. Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Opnext Leased Real Property which has not been fully remedied and withdrawn.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Opnext Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed would reasonably be expected to have or result in a Company Material Adverse Effect, are licensed to any Opnext Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Opnext Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to any Opnext Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Opnext Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule: (i) the Opnext Corporations exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Opnext Corporation in connection with the sale or license of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, no Person other than the Opnext Corporations has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Opnext Corporation in connection with the sale or license of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Opnext Corporations in the Company Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body, other than registrations, filings and applications with respect to Registered IP that the Company has allowed to lapse in its reasonable business judgment;

(ii) to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iii) except as set forth in Part 2.9(a) or 2.9(c)(iii)of the Company Disclosure Schedule, neither Hitachi, Ltd. nor any of its Affiliates has any claim, right (whether or not currently exercisable) or interest to or in any Company IP that is material to any of the Opnext Corporations;

(iv) except as set forth in Part 2.9(c)(iv) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Company IP;

(v) each Opnext Corporation has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Opnext Corporations, or purported to be held by any of the Opnext Corporations, as a trade secret; and

(vi) to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Opnext Corporations as currently conducted.

(d) All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e) Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, since January 1, 2007: (i) none of the Opnext Corporations has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Opnext Corporations (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software; and (ii) none of the Opnext Corporations has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g) To the Knowledge of the Company, none of the Opnext Corporations and none of the Company Products or Company Product Software has: (i) since January 1, 2007, infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2007, has been pending or, to the Knowledge of the Company, threatened against any Opnext Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Opnext Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Opnext Corporation relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j) To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract as of the date hereof. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i) any Contract: (A) constituting a Company Employee Agreement that provides aggregate compensation and benefits in excess of $250,000; (B) pursuant to which any of the Opnext Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate, except for severance, termination or similar payments required by applicable Legal Requirements or in an amount less than $50,000; (C) pursuant to which any of the Opnext Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Opnext Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Opnext Corporations;

(ii) any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative;

(iv) any Contract (other than any purchase order entered into in the ordinary course of business) with sole-source or single-source suppliers to any Opnext Corporation of products or services that are material to any Opnext Corporation;

(v) any Contract with Hitachi, Ltd. or any of its Affiliates;

(vi) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vii) any Contract imposing any restriction on the right or ability of any Opnext Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Opnext Corporations as currently conducted or as currently proposed by the Opnext Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any Opnext Corporation with respect to and/or use of any Company Product;

(viii) any Contract relating to any currency hedging;

(ix) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of Contracts previously delivered or Made Available by the Company to Parent;

(x) any Contract requiring that any of the Opnext Corporations give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xi) any Contract relating to the lease or sublease of Opnext Leased Real Property;

(xii) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ended March 31, 2011; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ending March 31, 2012; (C) involved the performance of services having a value in excess of $750,000 in the fiscal year ended March 31, 2011; or (D) requires by its terms the performance of services having a value in excess of $750,000 in the fiscal year ending March 31, 2012;

(xiii) any Contract requiring that any Opnext Corporation: (A) give more than 180 days’ notice prior to discontinuing any Company Product; (B) continue to deliver any Company Product and/or spare parts for any Company Product more than 180 days following any notice of discontinuance of such Company Product or spare part; (C) continue to deliver any Company Product and/or spare parts for any Company Product more than five years following the termination or expiration of the Contract; and (D) continue to deliver warranty service or out-of-warranty service more than three years following the termination or expiration of the Contract; and

(xiv) any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

Except to the extent filed (in unredacted form) as an exhibit to a Company SEC Document prior to the date of this Agreement, the Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) (i) None of the Opnext Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Company Material Contract; and (iv) since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

(d) Except as set forth in Part 2.10(d) of the Company Disclosure Schedule or contemplated by the Contracts listed in Part 2.10(a)(v) of the Company Disclosure Schedule, from January 1, 2010 through December 31, 2010 and from January 1, 2011 through December 31, 2011, no Opnext Corporation has entered into any transaction with, made any payments to or provided any products or services to (or received any payment, products or services from) Hitachi, Ltd. or any of its Affiliates.

2.11 Liabilities. None of the Opnext Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured that would be required by GAAP to be reflected on the consolidated balance sheet of the Opnext Corporations or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Opnext Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Opnext Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. Each of the Opnext Corporations is, and has at all times since January 1, 2010 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws (as defined in Section 2.17(f)) and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2010 until the date hereof, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13 Certain Business Practices. None of the Opnext Corporations, and (to the Knowledge of the Company) no Representative of any of the Opnext Corporations with respect to any matter relating to any of the Opnext Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended; or (c) made any other unlawful payment.

2.14 Governmental Authorizations; Grants.

(a) The Opnext Corporations hold all material Governmental Authorizations necessary to enable the Opnext Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Opnext Corporation is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Opnext Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Opnext Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

2.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Opnext Corporations with any Governmental Body (the “Opnext Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Opnext Corporation Returns to be due have been timely paid.

(b) The Company Unaudited Balance Sheet accrues all material liabilities for Taxes with respect to all periods through the date of the Company Unaudited Balance Sheet in accordance with GAAP, and none of the Opnext Corporations has incurred any material liabilities for Taxes since the date of the Company Unaudited Balance Sheet other than in the operation of the business of the Opnext Corporations in the ordinary course.

(c) No Opnext Corporation and no Opnext Corporation Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Opnext Corporation since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes. No extension or waiver of the limitation period applicable to any material Opnext Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Opnext Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Opnext Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Opnext Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Opnext Corporations and with respect to which reserves for payment have been established on the Company Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Opnext Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the Opnext Corporations has been, and none of the Opnext Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an Opnext Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Opnext Corporation is a party (other than contracts solely among the Opnext Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes). None of the Opnext Corporations is liable for Taxes of any other Person (other than another Opnext Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements not primarily related to Taxes) or is a party to any Contract providing for payments by an Opnext Corporation with respect to any amount of Taxes of any other Person (other than contracts solely among the Opnext Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes).

(g) No Opnext Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years. No Opnext Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Opnext Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Opnext Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i) The Company has delivered or Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Opnext Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other material Tax Returns of the Opnext Corporations filed since December 31, 2007.

(j) No Opnext Corporation has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(k) The Company is not aware of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Opnext Corporations’ employees is terminable by the applicable Opnext Corporation at will.

(b) None of the Opnext Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Opnext Corporations. Since January 1, 2010, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or, to the Knowledge of the Company, any threat thereof, affecting any of the Opnext Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Opnext Corporation. None of the Opnext Corporations intends, and none of the Opnext Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(d) The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Opnext Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred to the Knowledge of the Company since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under a statutory or administrative exemption, has occurred with respect to any Company Employee Plan. There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Opnext Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Company Employee Plan. Each of the Opnext Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan. No Company Employee Agreement or Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code could reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Opnext Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Opnext Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Opnext Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Company Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Opnext Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g) None of the Opnext Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Opnext Corporations or any Company Affiliate), or reflects or represents any liability of any of the Opnext Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Opnext Corporations or any Company Affiliate, none of the Opnext Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i) Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, each of the Opnext Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Opnext Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since July 1, 2010, none of the Opnext Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Opnext Corporations.

2.17 Environmental Matters.

(a) Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Opnext Corporations is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.17(e)), which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of the Company: (i) all Opnext Leased Real Property and any other property that is or was leased to or controlled or used by any of the Opnext Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(f)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Opnext Corporations; (ii) none of the Opnext Leased Real Property or any other property that is or was leased to or controlled or used by any of the Opnext Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Opnext Leased Real Property or any other property that is or was leased to or controlled or used by any of the Opnext Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(f)).

(c) To the Knowledge of the Company, no Opnext Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the United States Environmental Protection Agency’s “National Priorities List” or any similar state list of hazardous waste sites; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Opnext Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Opnext Corporations or any other Person relating to Materials of Environmental Concern.

(e) To the Knowledge of the Company, no current or past property owned, leased or used in connection with any of the business activities of Opnext Japan, Inc. has been designated as an area (shiteikuiki) which is contaminated by a “specified hazardous substance” (tokutei yuugai busshitsu) as defined under the Law Concerning Countermeasures against Soil Contamination (Law No. 53 of 2002, as amended) in accordance with said law. Further, no notice has been made in accordance with said law to the effect that an investigation shall be carried out on the soil condition of the real property, past real property or property used by Opnext Japan, Inc. in the conduct of any of its business activities to determine if it has been contaminated by a “specified hazardous substance” (tokutei yuugai busshitsu).

(f) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Opnext Corporations is in full force and effect. Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Opnext Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404(a) of Regulation

S-K promulgated by the SEC.

2.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Opnext Corporations, or any business of any of the Opnext Corporations, any of the assets owned, leased or used by any of the Opnext Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Opnext Corporations, or any of the assets owned or used by any of the Opnext Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Opnext Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Opnext Corporations.

2.21 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23), to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes. The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or to the consummation of the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.23 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Opnext Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Opnext Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Opnext Corporations, or any of the assets owned or used by any of the Opnext Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Opnext Corporations or that otherwise relates to the business of any of the Opnext Corporations or to any of the assets owned or used by any of the Opnext Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Opnext Corporations (except for the Company Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Opnext Corporations taken as a whole); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Opnext Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market and the NASDAQ Global Select Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Opnext Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25 Opinion of Financial Advisor. The Company Board has received the opinion of The Blackstone Group L.P. (“Blackstone”), financial advisor to the Company, dated March 26, 2012 and subject to the various assumptions and qualifications set forth therein, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will furnish, for informational purposes only, an accurate and complete copy of said opinion to Parent after receipt thereof by the Company.

2.26 Financial Advisor. Except for Blackstone, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Opnext Corporations. The Company has furnished to Parent accurate and complete copies of all agreements related to the engagement of Blackstone under which any Opnext Corporation has or may have any right or obligation.

2.27 Company Rights Agreement. The Company Rights Agreement does not apply to the Contemplated Transactions and will terminate by its terms upon the occurrence of the Closing.

2.28 Disclosure. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Opnext Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each statement contained in this Section 3 is subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Parent with the SEC at any time on or after January 1, 2010 but prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections; (b) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 3 to which it is reasonably apparent that such exception or disclosure would relate); and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Oclaro Corporations is a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) Each of the Oclaro Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. Parent has Made Available to the Company accurate and complete copies of: (a) the certificate of incorporation and bylaws of Parent, including all amendments thereto; and (b) the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each Significant Subsidiary of any of the Oclaro Corporations. Parent has delivered or Made Available to the Company accurate and complete copies of: (i) the charters of all committees of the Parent Board; and (ii) any code of conduct, investment policy, whistleblower policy, board rules, disclosure committee policy or similar policy adopted by any of the Oclaro Corporations or by the board of directors, or any committee of the board of directors, of any of the Oclaro Corporations.

3.3 Capitalization, Etc.

(a) As of March 23, 2012, the authorized capital stock of Parent consists of: (i) 90,000,000 shares of Parent Common Stock, of which 51,482,419 shares have been issued and are outstanding; and (ii) 1,000,000 shares of Parent Preferred Stock, of which no shares have been issued or are outstanding. Parent holds zero shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Oclaro Corporations (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) (i) None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except that the Parent Restricted Stock is subject to a right of repurchase in favor of Parent; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) except as set forth in Part 3.3(b)(iii) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock or any securities of any Significant Subsidiary of any of the Oclaro Corporations. None of the Oclaro Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c) As of March 23, 2012: (i) 3,472,433 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 1,700,000 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent ESPP; (iii) 175,411 shares of Parent Common Stock are reserved for future issuance pursuant to Parent RSUs; (iv) 200,000 shares of Parent Common Stock are reserved for future issuances pursuant to Parent PSUs; and (v) 2,588,464 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plans.

(d) Part 3.3(d) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award and the location of his/her residence; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU or a Parent PSU, the dates on which shares of Parent Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. Parent has Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by Parent, and the forms of all Parent Equity Award agreements evidencing such Parent Equity Awards. The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards were recorded on Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(e) Except as set forth in Sections 3.3(a), 3.3(c) and 3.3(d), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Oclaro Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Oclaro Corporations; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Oclaro Corporations; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Oclaro Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All outstanding shares of Parent Common Stock, and all options and other securities of the Oclaro Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent (except with respect to those Parent Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 3.3(g) of the Parent Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered or Made Available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since July 1, 2010, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in Sections 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Oclaro Corporations required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent has delivered or Made Available to the Company accurate and complete copies of all reports to the audit committee of Parent’s board of directors regarding Parent’s disclosure controls and procedures. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2010 received any written (or, to the Knowledge of Parent, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Select Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Oclaro Corporations are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in Parent SEC Documents.

(d) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Oclaro Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Oclaro Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Oclaro Corporations that could have a material effect on the financial statements. Parent has delivered or Made Available to the Company accurate and complete copies of all reports to the audit committee of Parent’s board of directors regarding Parent’s internal accounting controls. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended July 1, 2011, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of July 1, 2011. To the Knowledge of Parent, since July 1, 2011 until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Oclaro Corporations; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 3.4(f) of the Parent Disclosure Schedule lists, and Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Oclaro Corporations since January 1, 2009. None of the Oclaro Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5 Absence of Changes. Between December 31, 2011 and the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Oclaro Corporations (whether or not covered by insurance);

(c) none of the Oclaro Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options or vesting of Parent Restricted Stock and Parent RSUs or repurchase of Parent Restricted Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Oclaro Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options, upon the vesting of outstanding Parent RSUs and Parent PSUs and pursuant to the Parent ESPP in the ordinary course of business); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options, Parent RSUs and Parent PSUs identified in Part 3.3(d) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) Parent has not amended or waived any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 3.5(e) of the Parent Disclosure Schedule, permitted the acceleration of vesting under: (i) any provision of any of Parent Equity Plans; (ii) any provision of any Contract evidencing any outstanding Parent Option; (iii) any restricted stock or restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of Parent, and none of the Oclaro Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Oclaro Corporations have not made any capital expenditures that in the aggregate exceed $15,000,000;

(h) except in accordance with GAAP, none of the Oclaro Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Oclaro Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than in the ordinary course of business;

(j) none of the Oclaro Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Oclaro Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Oclaro Corporations has made any material Tax election;

(m) none of the Oclaro Corporations has commenced or settled any material Legal Proceeding, and there has been no judgment in favor of a plaintiff in any material Legal Proceeding in which an Oclaro Corporation is a defendant;

(n) none of the Oclaro Corporations has taken any material action outside the ordinary course of business; and

(o) none of the Oclaro Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6 Title to Assets. The Oclaro Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Oclaro Corporations as being owned by the Oclaro Corporations. All of said assets are owned by the Oclaro Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Oclaro Corporations; (iii) liens described in Part 3.6 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”). The Oclaro Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Oclaro Corporations as being leased to the Oclaro Corporations, and the Oclaro Corporations enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.7 Loans; Customers.

(a) Part 3.7(a) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Oclaro Corporations to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 3.7(b) of the Parent Disclosure Schedule accurately identifies Oclaro Corporations’ top 20 customers in each of the fiscal years ended in July 3, 2010 and July 1, 2011 based on the revenues received by Oclaro Corporations in such years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. Parent has not received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the Parent Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Oclaro Corporations.

3.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the Oclaro Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Oclaro Corporations in the manner in which such businesses are currently being conducted.

(b) Except as set forth in Part 3.8(b) of the Parent Disclosure Schedule, no Oclaro Corporation owns any real property.

(c) Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Oclaro Corporations leases real property from any other Person for annual rent payments in excess of $100,000. (All real property leased to the Oclaro Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Oclaro Corporations, is referred to as the “Oclaro Leased Real Property.”) To the Knowledge of Parent, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Oclaro Leased Real Property. Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Oclaro Corporation) a right of use or occupancy of any of the Oclaro Leased Real Property for annual rent payments in excess of $100,000. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Oclaro Leased Real Property other than an Oclaro Corporation. Since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Oclaro Leased Real Property which has not been fully remedied and withdrawn.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Oclaro Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise)(the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and

(ii) in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed, would reasonably be expected to have or result in a Parent Material Adverse Effect, are licensed to any Oclaro Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) Parent has delivered or Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Oclaro Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Oclaro Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Oclaro Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) Except as set forth in Part 3.9(c) of the Parent Disclosure Schedule: (i) the Oclaro Corporations exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Oclaro Corporation in connection with the sale or license of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, no Person other than the Oclaro Corporations has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.9(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Oclaro Corporation in connection with the sale or license of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Oclaro Corporations in the Parent Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body, other than registrations, filings and applications with respect to Registered IP that Parent has allowed to lapse in its reasonable business judgment;

(ii) to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Parent IP that is owned or purported to be owned by Parent;

(iv) each Oclaro Corporation has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Oclaro Corporations, or purported to be held by any of the Oclaro Corporations, as a trade secret; and

(v) to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Oclaro Corporations as currently conducted.

(d) All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e) Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) Except as set forth in part 3.9(f) of the Parent Disclosure Schedule, since January 1, 2007: (i) none of the Oclaro Corporations has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Oclaro Corporations, the Parent Products or the Parent Product Software (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person); and (ii) none of the Oclaro Corporations has sent or otherwise delivered to any other Person any written notice, letter, or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g) To the Knowledge of Parent, none of the Oclaro Corporations and none of the Parent Products or Parent Product Software has: (i) since January 1, 2007, infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2007, has been pending or, to the Knowledge of Parent, threatened against any Oclaro Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Oclaro Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Oclaro Corporation relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j) To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software on, the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.10 Contracts.

(a) Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract as of the date hereof. For purposes of this Agreement, each of the following Parent Contracts shall be deemed to constitute a “Parent Material Contract”:

(i) any Contract: (A) constituting a Parent Employee Agreement that provides aggregate compensation and benefits in excess of $250,000; (B) pursuant to which any of the Oclaro Corporations is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements or in an amount less than $50,000; (C) pursuant to which any of the Oclaro Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Parent Associate; or (D) pursuant to which any of the Oclaro Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Oclaro Corporations;

(ii) any Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative;

(iv) any Contract (other than any purchase order entered into in the ordinary course of business) with sole-source or single-source suppliers to any Oclaro Corporation of products or services that are material to any Oclaro Corporation;

(v) any Contract that provides for: (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Parent Associate;

(vi) any Contract imposing any restriction on the right or ability of any Oclaro Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Oclaro Corporations as currently conducted or as currently proposed by the Oclaro Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any Oclaro Corporation with respect to and/or use of any Parent Product;

(vii) any Contract relating to any currency hedging;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of Contracts previously delivered or Made Available by the Parent to the Company;

(ix) any Contract requiring that any of the Oclaro Corporations give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(x) any Contract relating to the lease or sublease of Oclaro Leased Real Property;

(xi) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ended July 1, 2011; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ending July 1, 2012; (C) involved the performance of services having a value in excess of $750,000 in the fiscal year ended July 1, 2011; or (D) requires by its terms the performance of services having a value in excess of $750,000 in the fiscal year ending July 1, 2012;

(xii) Any Contract requiring that any Oclaro Corporation: (A) give more than 180 days notice prior to discontinuing any Parent Product; (B) continue to deliver any Parent Product and/or spare parts for any Parent Product more than 180 days following any notice of discontinuance of such Parent Product or spare part; (C) continue to deliver any Parent Product and/or spare parts for any Parent Product more than five years following the termination or expiration of the Contract; and (D) continue to deliver warranty service or out-of-warranty service more than three years following the termination or expiration of the Contract; and

(xiii) any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

Except to the extent filed (in unredacted form) as an exhibit to a Parent SEC Document prior to the date of this Agreement, Parent has delivered or Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract.

(b) Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)(i) None of the Oclaro Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Contract; (ii) to the Knowledge of Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Contract; (iii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (B) give any Person the right to declare a default in any material respect under any Parent Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Contract that constitutes a Parent Material Contract; (E) result in the disclosure, release or delivery of any Parent Source Code; or (F) give any Person the right to cancel, terminate or modify any Parent Contract that constitutes a Parent Material Contract; and (iv) since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

3.11 Liabilities. None of the Oclaro Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured that would be required by GAAP to be reflected on the consolidated balance sheet of the Oclaro Corporations or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Oclaro Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Oclaro Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 3.11 of the Parent Disclosure Schedule.

3.12 Compliance with Legal Requirements. Each of the Oclaro Corporations is, and has at all times since January 1, 2010 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2010 until the date hereof, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13 Certain Business Practices. None of the Oclaro Corporations, and (to the Knowledge of Parent) no Representative of any of the Oclaro Corporations with respect to any matter relating to any of the Oclaro Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended; or (c) made any other unlawful payment.

3.14 Governmental Authorizations; Grants.

(a) The Oclaro Corporations hold all material Governmental Authorizations necessary to enable the Oclaro Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Oclaro Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Oclaro Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Oclaro Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Oclaro Corporations with any Governmental Body (the “Oclaro Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Oclaro Corporation Returns to be due have been timely paid.

(b) The Parent Unaudited Balance Sheet accrues all material liabilities for Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet in accordance with GAAP, and none of the Oclaro Corporations has incurred any material liabilities for Taxes since the date of the Parent Unaudited Balance Sheet other than in the operation of the business of the Oclaro Corporations in the ordinary course.

(c) No Oclaro Corporation and no Oclaro Corporation Return is currently under (or since January 1, 2010 has been under) an audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Oclaro Corporation since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes. No extension or waiver of the limitation period applicable to any material Oclaro Corporation Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Oclaro Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Oclaro Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Oclaro Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Oclaro Corporations and with respect to which reserves for payment have been established on the Parent Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Oclaro Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the Oclaro Corporations has been, and none of the Oclaro Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an Oclaro Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Oclaro Corporation is a party (other than contracts solely among the Oclaro Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes). None of the Oclaro Corporations is liable for Taxes of any other Person (other than another Oclaro Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements not primarily related to Taxes) or is a party to any Contract providing for payments by an Oclaro Corporation with respect to any amount of Taxes of any other Person (other than contracts solely among the Oclaro Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes).

(g) No Oclaro Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years. No Oclaro Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Oclaro Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Oclaro Corporation may be subject, other than the affiliated group of which Parent is the common parent.

(i) Parent has delivered or Made Available to the Company accurate and complete copies of all federal and state income Tax Returns of the Oclaro Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other material Tax Returns of the Oclaro Corporations filed since December 31, 2007.

(j) No Oclaro Corporation has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(k) Parent is not aware of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Oclaro Corporations’ employees is terminable by the applicable Oclaro Corporation at will.

(b) None of the Oclaro Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Oclaro Corporations. Since January 1, 2010, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or, to the Knowledge of Parent, any threat thereof, affecting any of the Oclaro Corporations or any of their employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c) Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Oclaro Corporation. None of the Oclaro Corporations intends, and none of the Oclaro Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(d) Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Oclaro Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Parent Pension Plans required to have been approved by any Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of Parent, has revocation been threatened) and no event has occurred to the Knowledge of Parent since the date of the most recent approval or application therefor relating to any such Parent Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Parent Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 of ERISA, and not otherwise exempt under a statutory or administrative exemption, has occurred with respect to any Parent Employee Plan. There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan. None of the Oclaro Corporations, and no Parent Affiliate, has ever incurred: (i) any material penalty or Tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Parent Employee Plan. Each of the Oclaro Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan. No Parent Employee Agreement or Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code could reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Oclaro Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Oclaro Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Oclaro Corporations or any Parent Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Parent Foreign Plan, the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Parent Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Oclaro Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(g) None of the Oclaro Corporations, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Parent Employee Plan provides (except at no cost to the Oclaro Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Oclaro Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Oclaro Corporations or any Parent Affiliate, none of the Oclaro Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(i) Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, each of the Oclaro Corporations and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Oclaro Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since July 1, 2010, none of the Oclaro Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Oclaro Corporations.

3.17 Environmental Matters.

(a) Since January 1, 2007, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, or other Person, that alleges that any of the Oclaro Corporations is not or might not be in compliance in any material respect with any Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of Parent: (i) all Oclaro Leased Real Property and any other property that is or was leased to or controlled or used by any of the Oclaro Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Oclaro Corporations; (ii) none of the Oclaro Leased Real Property or any other property that is or was leased to or controlled or used by any of the Oclaro Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Oclaro Leased Real Property or any other property that is or was leased to or controlled or used by any of the Oclaro Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) To the Knowledge of Parent, no Oclaro Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the United States Environmental Protection Agency’s “National Priorities List” or any similar state list of hazardous waste sites; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Oclaro Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Oclaro Corporations or any other Person relating to Materials of Environmental Concern.

3.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Oclaro Corporations is in full force and effect. Since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Oclaro Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

3.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Oclaro Corporations, or any business of the Oclaro Corporations, any of the assets owned, leased or used by any of the Oclaro Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Oclaro Corporations, or any of the assets owned or used by any of the Oclaro Corporations, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Oclaro Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Oclaro Corporations.

3.21 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.22), the Required Amendment Vote (as defined in Section 3.22) and the Required Merger Sub Stockholder Vote (as defined in Section 3.22), to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent; (b) unanimously authorized and approved Parent’s Certificate of Amendment (as defined in Section 3.22); and (c) unanimously recommended the approval of the issuance of Parent Common Stock pursuant to this Agreement and the approval of Parent’s Certificate of Amendment by the holders of Parent Common Stock and directed that the issuance of such shares and Parent’s Certificate of Amendment be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Vote Required. The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers (the “Required Parent Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock (the “Required Amendment Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to adopt an amendment to Parent’s certificate of incorporation to effect an increase in the number of authorized shares of Parent (the “Parent’s Certificate of Amendment”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement.

3.23 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Oclaro Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Oclaro Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Oclaro Corporations, or any of the assets owned or used by any of the Oclaro Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Oclaro Corporations or that otherwise relates to the business of any of the Oclaro Corporations or to any of the assets owned or used by any of the Oclaro Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Oclaro Corporations (except for Parent Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Oclaro Corporations taken as a whole); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Oclaro Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Select Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Oclaro Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.24 Opinion of Financial Advisor. The Parent Board has received the opinion of Foros Securities LLC (“Parent’s Financial Advisor”), financial advisor to Parent, to the effect that as of March 26, 2012 and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall furnish, for informational purposes only, an accurate and complete copy of said opinion to the Company after receipt thereof by Parent.

3.25 Financial Advisor. Except for Parent’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company accurate and complete copies of all agreements related to the engagement of Parent’s Financial Advisor under which any Oclaro Corporation has or may have any right or obligations.

3.26 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.27 Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon the settlement in Parent Common Stock of assumed and converted Company SARs and upon vesting of assumed and converted Company RSUs, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.28 No Ownership of Company Common Stock. As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or Company Preferred Stock, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any Company Common Stock, except pursuant to this Agreement. To the Knowledge of Parent, neither Parent nor Merger Sub is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

3.29 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Oclaro Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Opnext Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Opnext Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Opnext Corporations or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2 Operation of the Business of the Opnext Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Opnext Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Opnext Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Opnext Corporations and that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Opnext Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Opnext Corporations to the extent consistent with past practices; (B) pursuant to the Company’s right to repurchase Company Restricted Stock held by an employee of the Company upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options, vesting of Company Restricted Stock and Company RSUs or settlement of Company SARs;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options, upon the settlement in Company Common Stock of Company SARs or upon the vesting or settlement of Company RSUs, in each case outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices grant Company Options and Company RSUs (and issue shares of Company Restricted Stock) to any newly hired employee of an Opnext Corporation under the Company Equity Plan commensurate with his or her position with such Opnext Corporation; provided, however, that (aa) the Company shall not grant Company Options or Company RSUs (or issue shares of Company Restricted Stock) with respect to more than 100,000 shares of Company Common Stock in the aggregate; (bb) any such Company Options shall have an exercise price equal to the fair market value of the Company Common Stock covered by such Company Options determined as of the time of the grant of such options; (cc) such Company Options, Company RSUs and shares of Company Restricted Stock shall not contain any “single-trigger change in control,” “double-trigger change in control” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (dd) shall be granted or issued pursuant to the Company’s standard agreement and shall contain the Company’s standard vesting schedule; and (ee) shall not be “non-plan” options;

(iii) amend, waive any of its rights under or, except as contemplated by the terms of the Company Equity Plans, Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.2(b)(iii) of the Company Disclosure Schedule, accelerate the vesting under, any provision of the Company Equity Plan or any provision of any agreement evidencing any outstanding Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Opnext Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Opnext Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $2,500,000 in the aggregate);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Opnext Corporations (taken as a whole));

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Opnext Corporations (taken as a whole);

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Opnext Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Opnext Corporations of not more than $1,000,000 in the aggregate;

(xvii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “ (xvii)“ of this Section

4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 Operation of the Business of the Oclaro Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Oclaro Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Oclaro Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Oclaro Corporations and that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Oclaro Corporations does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Oclaro Corporations to the extent consistent with past practices; (B) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options, vesting of Parent Restricted Stock and Parent RSUs or settlement of Parent SARs;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) Parent may issue shares of Parent Common Stock: (aa) upon the valid exercise of Parent Options or upon the vesting or settlement of any Parent RSUs and Parent PSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Parent ESPP; and (2) Parent may, in the ordinary course of business and consistent with past practices grant Parent Options, Parent RSUs and Parent PSUs (and issue shares of Restricted Parent Stock) to any newly hired employee of an Oclaro Corporation under the Parent Equity Plans commensurate with his or her position with such Oclaro Corporation; provided, however, that (aa) Parent shall not grant Parent Options, Parent RSUs and Parent PSUs (or issue shares of Parent Restricted Stock) with respect to more than 100,000 shares of Parent Common Stock in the aggregate; (bb) any Parent Options shall have an exercise price equal to the fair market value of the Parent Common Stock covered by such Parent Options determined as of the time of the grant of such options; (cc) such Parent Options, Parent RSUs, Parent PSUs or shares of Parent Restricted Stock shall not contain any “single-trigger change in control,” “double-trigger change in control” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (dd) shall be granted or issued pursuant to Parent’s standard agreement and shall contain Parent’s standard vesting schedule; and (ee) shall not be “non-plan” options;

(iii) amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.3(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award, or otherwise modify any of the terms of any outstanding Parent Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Oclaro Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Oclaro Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $2,500,000 in the aggregate);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Oclaro Corporations (taken as a whole));

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Oclaro Corporations (taken as a whole);

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Oclaro Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Oclaro Corporations of not more than $1,000,000 in the aggregate;

(xvii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section

4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4 No Solicitation.

(a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors and financial advisers of the Opnext Corporations to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Opnext Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation;

(ii) furnish any information regarding any of the Opnext Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to an Opnext Corporation;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing nonpublic information regarding the Opnext Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(a); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the Company (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) the Company contemporaneously furnishes any such nonpublic information provided to such Person to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors and financial advisers of the Oclaro Corporations to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Oclaro Corporations do not, directly or indirectly

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation;

(ii) furnish any information regarding any of the Oclaro Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to an Oclaro Corporation;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing nonpublic information regarding the Oclaro Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to Parent by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to Parent (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) Parent contemporaneously furnishes any nonpublic information provided to such Person to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c) Each of Parent and the Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal with respect to an Oclaro Corporation or an Opnext Corporation, as the case may be, or Acquisition Inquiry with respect to an Oclaro Corporation or an Opnext Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable Legal Requirements.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement (but in any event within 45 days following the date of this Agreement), Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Section 8, the Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company’s Stockholders’ Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for Persons entitled to notice of, and to vote at, the Company’s Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company after consultation with Parent may adjourn or postpone the Company’s Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to the Company’s stockholders; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company’s Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

(b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation or, alternatively, solely with respect to clause “(i)” of this Section 5.2(c), may terminate this Agreement in accordance with the provisions of Section 8.1(j) and pay Parent the Company Termination Fee in accordance with Section 8.3(b):

(i) if: (A) the Company has not materially breached its obligations under Section 4.4(a) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(j), in either case at any time within five business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Acquisition Proposal is a Company Superior Offer; (E) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure to make a Company Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(j), would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.2(c), a material development or change in circumstances that affects the business, assets or operations of any Opnext Corporation occurs or arises after the date of this Agreement that was neither known to any Opnext Corporation nor reasonably foreseeable to any Opnext Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “Company Intervening Event”); (B) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (C) at least five business days prior to effecting a Company Change in Recommendation, the Company provides Parent with a written notice specifying the facts underlying the Company Board’s determination that a Company Intervening Event has occurred and the rationale and basis for such Company Change in Recommendation; (D) during such five-business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (E) the Company Board determines in good faith, after having consulted with its outside legal counsel and after the conclusion of such five business day period, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(D)” or otherwise).

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Company’s Common Stock at the Company Stockholders’ Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e) Nothing contained in this Section 5.2 shall prohibit the Company from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of the Company that is required by applicable Legal Requirements; provided, however, that any disclosure other than: (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Company Board Recommendation, shall, in each case, be deemed to be a Company Change in Recommendation.

5.3 Parent Stockholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Section 8, Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of shares of Parent Common Stock in the Merger (the “Parent Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held on the date that (or, to the extent that Parent and the Company agree, as promptly as practicable after) this Agreement shall have been adopted by the Company’s stockholders at the Company Stockholders’ Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent after consultation with the Company may adjourn or postpone the Parent Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to Parent’s stockholders; (B) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Parent Common Stock in the Merger.

(b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve: (A) the issuance of shares of Parent Common Stock in the Merger; and (B) Parent’s Certificate of Amendment at the Parent Stockholders’ Meeting (the recommendation of the Parent Board that Parent’s stockholders vote to approve: (A) the issuance of Parent Common Stock in the Merger; and (B) Parent’s Certificate of Amendment being collectively referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement and Parent’s Certificate of Amendment are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation or, alternatively, solely with respect to clause “(i)” of this Section 5.3(c), may terminate this Agreement in accordance with the provisions of Section 8.1(k) and pay the Company the Parent Termination Fee in accordance with Section 8.3(b):

(i) if: (A) Parent has not materially breached its obligations under Section 4.4(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(k), in either case at any time within five business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Acquisition Proposal is a Parent Superior Offer; (E) during such five business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, the failure to make a Parent Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(k), would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.3(c), a material development or change in circumstances that affects the business, assets or operations of any Oclaro Corporation occurs or arises after the date of this Agreement that was neither known to any Oclaro Corporation nor reasonably foreseeable to any Oclaro Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as an “Parent Intervening Event”); (B) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; (C) at least five business days prior to effecting a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred and the rationale and basis for such Parent Change in Recommendation; (D) during such five-business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (E) the Parent Board determines in good faith, after having consulted with its outside legal counsel and after the conclusion of such five business day period, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(D)” or otherwise).

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the approval of the issuance of shares of Parent Common Stock in the Merger and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(e) Nothing contained in this Section 5.3 shall prohibit Parent from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of Parent that is required by applicable Legal Requirements; provided, however, that any disclosure other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Parent Board Recommendation, shall, in each case, be deemed to be a Parent Change in Recommendation.

5.4 Company Options; Company RSUs; and Company SARs.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect immediately prior to the Effective Time) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) except as provided in the foregoing clauses “(A),” “(B)” and “(C),” any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule, terms of acceleration and all other provisions of such Company Option shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Company Option immediately prior to the Effective Time; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b) Effective as of the Effective Time, each Company RSU with respect to which shares of Company Common Stock remain unvested or unissued as of the Effective Time shall be converted automatically into a restricted stock unit reflecting Parent Common Stock and shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable restricted stock unit agreement, employment agreement or other agreement evidencing such Company RSU immediately prior to the Effective Time, including the vesting conditions and terms of acceleration, except that the number of shares of Parent Common Stock subject to each such converted Company RSU shall be determined by multiplying the number of shares of Company Common Stock subject to such Company RSU by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary contained in this Section 5.4(b) or elsewhere in this Agreement, each Company RSU that is vested as of the Effective Time and, pursuant to the terms of the applicable restricted stock unit agreement evidencing such Company RSU, would otherwise be paid to the holder in shares of Company Common Stock upon or by reference to a Change in Control (as defined in such restricted stock unit agreement), shall be paid or deemed paid in shares of Company Common Stock immediately prior to the Effective Time, and the holder thereof shall thereupon be entitled to receive the consideration set forth in Section 1.5(a)(iii) with respect to each such share of Company Common Stock on the terms and conditions set forth therein.

(c) Effective as of the Effective Time, each Company SAR that is outstanding and that remains unsettled as of the Effective Time shall be converted automatically into a stock appreciation right with respect to Parent Common Stock and shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock appreciation right agreement, employment agreement or other agreement evidencing such Company SAR immediately prior to the Effective Time, including the vesting conditions, form of payment and terms of acceleration, except that: (i) the number of shares of Parent Common Stock subject to each such converted Company SAR (and, if applicable, payable upon settlement thereof) shall be determined by multiplying the number of shares of Company Common Stock subject to (and, if applicable, payable upon settlement of) such Company SAR by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for each Company SAR assumed by Parent shall be determined by dividing the per share exercise price of such Company SAR, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(d) Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a), the Company RSUs converted in accordance with Section 5.4(b) and the Company SARs converted accordance with Section 5.4(c).

(e) At the Effective Time, Parent may (if Parent determines that it desires to do so) assume the Company Equity Plan. If Parent elects to assume the Company Equity Plan, then, under the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Plan.

(f) Prior to the Effective Time, the Company shall take such action as it determines to be necessary (under the Company Equity Plan and otherwise) to effectuate the provisions of this Section 5.4.

5.5 Employee Benefits.

(a) For a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any Subsidiary thereof) to, provide each Continuing Employee total compensation and employee benefits (other than with respect to equity-based compensation) that are at least substantially comparable in the aggregate to the total compensation and employee benefits provided to similarly situated employees of Parent.

(b) Parent shall, or shall cause the Surviving Corporation to, provide that, subject to any applicable plan provisions or contractual requirements as in effect on the date of this Agreement or Legal Requirements: (i) all Continuing Employees shall be eligible to participate in each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or the Surviving Corporation (or any Subsidiary thereof) to the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Opnext Corporations prior to the Effective Time.

(c) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or the Surviving Corporation (or any Subsidiary thereof) (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary of the Company, as the case may be, for purposes of eligibility, vesting and level of benefits, but not for purposes of benefit accrual under any defined benefit pension plan, in any such Parent Benefit Plan to the same extent as such service was taken into account under a corresponding Company Employee Plan as of the Effective Time. In addition, Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements (provided that such preexisting condition limitations, exclusions or waiting periods can legally be waived by Parent or the Surviving Corporation without the consent of any insurance carrier) applicable to the Continuing Employees and their spouses, domestic partners and eligible dependents under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees and their spouses, domestic partners and eligible dependents may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and their spouses, domestic partners and eligible dependents and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide Continuing Employees and their spouses, domestic partners and eligible dependents with credit for the plan year in which the Effective Time occurs for any co-payments, annual out-of-pocket limits and deductibles for expenses incurred prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees and their spouses, domestic partners and eligible dependents may be eligible to participate after the Effective Time (provided that such credits can legally be provided by Parent or the Surviving Corporation without the consent of any insurance carrier).

(d) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create: (i) a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; or (ii) with any Company Associate any third-party rights, benefits or remedies of any nature whatsoever. Except for Indemnified Parties (as defined in Section 5.6) to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. No provision of this Section 5.5 shall modify or amend any other agreement, plan, program or document unless this Agreement expressly states that the provision “amends” that other agreement, plan, program or document.

(e) If requested by Parent in writing at least ten days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

(f) Prior to the Effective Time, the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Opnext Corporations do not, make any communications with any employees of the Opnext Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, which are inconsistent with the terms of this Agreement, without the prior approval of Parent, which approval shall not be unreasonably withheld.

5.6 Indemnification of Officers and Directors.

(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the Opnext Corporations prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

(b) For a period of six years following the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time to the extent that such claims are of the type covered by the D&O Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy, in any case on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company (which annual premium is set forth on Part 5.6(b) of the Company Disclosure Schedule) for such insurance (such 200% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 5.6(b), Parent may purchase a six-year “tail” prepaid policy on the D&O Policy on terms with respect to coverage and amounts no less favorable in the aggregate than the D&O Policy, and in the event that Parent shall purchase such a “tail” policy, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.6(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations under this Section 5.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of this Section 5.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and their heirs and representatives)) under this Section 5.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.6.

5.7 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement (and in any event no later than 15 business days after the date hereof), all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to Section 5.7(c), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings and give all notices required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(c) Notwithstanding anything to the contrary contained in this Section 5.7, none of Parent, Merger Sub or the Company (or any of their respective Subsidiaries) shall have any obligation under this Agreement or in connection with the Contemplated Transactions: (i) to divest or agree to divest (or cause any of their respective Subsidiaries to divest or agree to divest) any of their respective businesses, product lines or assets, or to take or agree to take (or cause any of their respective Subsidiaries to take or agree to take) any other action or agree (or cause any of their respective Subsidiaries to agree) to any limitation or restriction on any of their respective businesses, product lines or assets; (ii) to license or otherwise make available (or cause any of their respective Subsidiaries to license or otherwise make available) to any Person, any technology, software or other Intellectual Property or Intellectual Property Right; or (iii) to contest any lawsuit by any Governmental Body relating to the Merger or any of the other Contemplated Transactions.

5.8 Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Opnext Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules and regulations of the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Opnext Corporation or any Company Change in Recommendation; and (iv) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Oclaro Corporation or any Parent Change in Recommendation.

5.9 Tax Matters.

(a) On the effective date of the Form S-4 Registration Statement and the Closing Date, the Company, Parent and Merger Sub shall execute and deliver to outside legal counsel to Parent and to outside legal counsel to the Company tax representation letters substantially in the form of Exhibits D and E (allowing for such amendments to the representations as such counsel deems necessary). Parent shall use commercially reasonable efforts to cause outside counsel to Parent to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.5, and the Company shall use commercially reasonable efforts to cause outside counsel to the Company to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 7.5. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9. Each tax representation letter shall be dated on the date of the applicable tax opinion and shall not have been withdrawn or modified in any material respect.

(b) The Company, Parent and Merger Sub shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to their respective Knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.11 Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon the vesting or settlement of assumed and converted Company RSUs and upon the settlement in Parent Common Stock of assumed and converted Company SARs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.

5.12 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of each of the Opnext Corporations, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of an Opnext Corporation).

5.13 Board of Directors of the Combined Company. The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of the members listed on Schedule 5.13 (unless otherwise agreed between the parties in writing prior to the Effective Time), each to be in the class identified on Schedule 5.13 and to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.14 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options, restricted stock units or stock appreciation rights, as the case may be, with respect shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.15 Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.16 Logo of the Combined Corporation. The parties shall take all actions necessary to ensure that effective as promptly as practicable following the Effective Time the logo of Parent shall be in a form mutually agreed to by Parent and the Company.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

6.4 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote;

(b) The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote; and

(c) Parent’s Certificate of Amendment shall have been duly adopted by the Required Amendment Vote.

6.5 Documents. Parent and Merger Sub shall have received the following documents, each of which shall be in full force and effect:

(a) a legal opinion of outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to Parent may rely upon the tax representation letters referred to in Section 5.9; and (ii) the condition set forth in this Section 6.5(a) shall not be waivable after receipt of the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4(a), 6.6, and 6.10 have been duly satisfied.

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent of a Governmental Body required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent of a Governmental Body under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect), and no such Governmental Authorization or other Consent of a Governmental Body so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

6.8 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon vesting of assumed and converted Company RSUs and upon the settlement in Parent Common Stock of assumed and converted Company SARs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10 No Governmental Litigation. There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of any of the Oclaro Corporations or any of the Opnext Corporations to own any material asset or materially limit the operation of the business of any of the Opnext Corporations; (d) seeking to compel any of the Opnext Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material asset or business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Opnext Corporations,

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

7.4 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote;

(b) The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote; and

(c) Parent’s Certificate of Amendment shall have been duly adopted by the Required Amendment Vote.

7.5 Documents. The Company shall have received the following documents:

(a) a legal opinion of outside counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to the Company may rely upon the tax representation letters referred to in Section 5.9; and (ii) the condition set forth in this Section 7.5(a) shall not be waivable after receipt of the approval and adoption of this Agreement by the Required Company Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b) a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b), 7.6 and 7.10 have been duly satisfied.

7.6 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent of a Governmental Body required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent of a Governmental Body under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect), and no such Governmental Authorization or other Consent of a Governmental Body so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.8 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon vesting of assumed and converted Company RSUs and upon the settlement in Parent Common Stock of assumed and converted Company SARs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10 No Governmental Litigation. There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of any of the Oclaro Corporations or any of the Opnext Corporations to own any material asset or materially limit the operation of the business of any of the Opnext Corporations; (d) seeking to compel any of the Opnext Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material asset or business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Opnext Corporations.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2012 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger and on Parent’s Certificate of Amendment; and (ii) either the issuance of shares of Parent Common Stock in the Merger or Parent’s Certificate of Amendment shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote or the Required Amendment Vote, as the case may be;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote and the approval of Parent’s Certificate of Amendment by the Required Amendment Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(i) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach;

(j) by the Company pursuant to Section 5.2(c); or

(k) by Parent pursuant to Section 5.3(c).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional breach of this Agreement or fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party hereto or such party’s stockholders (notwithstanding anything to the contrary in Section 9.8), which shall be deemed in such event to be damages of such party in a claim brought directly by such party).

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under any applicable antitrust or competition Legal Requirement.

(b) If this Agreement is terminated: (i)(A) by Parent pursuant to Section 8.1(f) or (B) by the Company pursuant to Section 8.1(j); or (ii) by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(h)(ii) in respect of a breach of the covenants and obligations of the Company set forth in Section 4.4(a) or Section 5.2(a), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to an Opnext Corporation shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Opnext Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Opnext Corporation is entered into by an Opnext Corporation, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $6,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Opnext Corporation of the definitive agreement. “Acquisition Transaction” for purposes of clause “(B)” of clause “(ii)” of this Section 8.3(b) shall have the meaning assigned thereto in Exhibit A except that references in the definition to “15%” shall be replaced by “40%.”

(c) If this Agreement is terminated: (i)(A) by the Company pursuant to Section 8.1(g) or (B) by Parent pursuant to Section 8.1(k); or (ii) by Parent or the Company pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(i)(ii) in respect of a breach of the covenants and obligations of Parent set forth in Section 4.4(b) or Section 5.3(a), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to an Oclaro Corporation shall have been publicly disclosed or announced, and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Oclaro Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Oclaro Corporation is entered into by an Oclaro Corporation, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $6,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Oclaro Corporation of the definitive agreement. “Acquisition Transaction” for purposes of clause “(B)” of clause “(ii)” of this Section 8.3(c) shall have the meaning assigned thereto in Exhibit A except that references in the definition to “15%” shall be replaced by “40%.”

(d) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Select Market requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.6 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Oclaro

2584 Junction Ave

San Jose, CA 95134

Attention: Chief Executive Officer and General Counsel

Facsimile: (408) 904-4913

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

E. Palo Alto, CA 94304

Attention: Keith Flaum, Esq.

Facsimile: (650) 462-4144

if to the Company:

Opnext, Inc.

46429 Landing Parkway

Fremont, CA 94538

Attn: General Counsel

Fax: (510) 580-8829

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attention: David Allinson, Esq. and Paul Kukish, Esq.

Facsimile: 212-751-4864

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g) For purposes of disclosures required by Section 2 and Section 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OCLARO, INC.

By:	/s/ Alain Couder
Name: Alain Couder
Title: Chief Executive officer

TAHOE ACQUISITION SUB, INC.

By:	/s/ Jerry Turin
Name: Jerry Turin
Title: Chief Financial Officer

OPNEXT, INC.

By:	/s/ Harry L. Bosco
Name: Harry L. Bosco
Title: President and Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Significant Subsidiaries.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Opnext Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

A-1.

Company Associate. “Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Opnext Corporations or any Company Affiliate; provided, however, that for the purposes of Section 2.10(a)(vi) of the Agreement and the definition of Company Foreign Plan set forth in this Exhibit A, “Company Associate” shall mean only any current officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Opnext Corporations or any Company Affiliate.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Opnext Corporations is a party; (b) by which any of the Opnext Corporations is bound or under which any of the Opnext Corporations has any express obligation; or (c) under which any of the Opnext Corporations has any express right.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a) (the first sentence only), 2.3(d), 2.3(f), 2.21, 2.22, 2.23, 2.25, 2.26 and 2.27.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the Opnext Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Opnext Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Opnext Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan. “Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to an Opnext Corporation) or Contract (including any Company Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Opnext Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Opnext Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

A-2.

Company Equity Award. “Company Equity Award” shall mean any Company Option, share of Company Restricted Stock, Company RSU or Company SAR.

Company Equity Plan. “Company Equity Plan” shall mean Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended.

Company Foreign Plan. “Company Foreign Plan” shall mean any: (a) plan, program, policy, practice (of the type that might result in monetary implications to an Opnext Corporation) or Contract providing compensation or benefits to any Company Associate that is mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Opnext Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Opnext Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Opnext Corporations, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Opnext Corporations, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the NASDAQ Global Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

A-3.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

Company Product. “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Opnext Corporation; or (b) currently under development by or for any Opnext Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Opnext Corporation or licensed to an Opnext Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company Restricted Stock. “Company Restricted Stock” shall mean each share of Company Common Stock that is subject to forfeiture or a right of repurchase by the Company.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company SAR. “Company SAR” shall mean an outstanding stock appreciation right with respect to shares of Company Common Stock, whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Opnext Corporations or otherwise used by any of the Opnext Corporations, including the Company Product Software.

Company Superior Offer. “Company Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (except that references in the definition thereof to “15%” shall be replaced by “50%”) in respect of the Company (whether through a tender offer, merger or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions.

A-4.

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or shall have effected a Company Change in Recommendation; (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of July 29, 2009, as amended on August 12, 2011, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements and the Parent Stockholder Voting Agreements.

Continuing Employee. “Continuing Employee” shall mean each employee of the Opnext Corporations who continues employment with Parent, the Surviving Corporation (or any Subsidiary thereof) after the Effective Time.

Contract. “Contract” shall mean any written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

A-5.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

A-6.

Knowledge. “Knowledge” of a party shall mean the actual knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): Harry Bosco, Michael Chan, Atsushi (James) Horiuchi, Tadayuki Kanno, Robert Nobile, Kei Oki, Justin O’Neill and Richard Zoccolillo; and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): Julie Stephenson, Alain Couder, Jerry Turin, Kate Rundle, Jim Haynes, Terry Unter, Kathy Zwickert, Gary Williams, Yves LeMaitre and Robert Quinn.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market or the NASDAQ Global Select Market), and the provisions of the current organizational documents and internal rules of the applicable Entity.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to such information, document or other material Made Available by the Company: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives at least two days prior to the execution of the Agreement in the virtual data room maintained by the Company with RR Donnelley Venue in connection with the Contemplated Transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement; and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives at least two days prior to the execution of the Agreement in the virtual data room maintained by Parent with Merrill Datasite in connection with the Contemplated Transactions; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.

Oclaro Corporations. “Oclaro Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

Opnext Corporations. “Opnext Corporations” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Oclaro Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Oclaro Corporations or any Parent Affiliate; provided, however, that for the purposes of Section 3.10(a)(v) of the Agreement and the definition of Parent Foreign Plan set forth in this Exhibit A, “Parent Associate” shall mean only any current officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Oclaro Corporations or any Parent Affiliate.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

A-7.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the Oclaro Corporations is a party; (b) by which any of the Oclaro Corporations or any asset of any of the Oclaro Corporations is bound or under which any of the Oclaro Corporations has any express obligation; or (c) under which any of the Oclaro Corporations has any express right.

Parent Designated Representations. “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a) (the first sentence only), 3.3(c), 3.3(e), 3.21, 3.22, 3.24 and 3.25.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee. “Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Oclaro Corporations.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Oclaro Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Oclaro Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to an Oclaro Corporation) or Contract (including any Parent Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Oclaro Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Oclaro Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Equity Award. “Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or Parent PSU.

Parent Equity Plans. “Parent Equity Plans” shall mean: (a) Parent’s Amended and Restated 2004 Stock Incentive Plan; (b) the Bookham 1998 Equity Incentive Plan; (c) the Avanex Corporation 1998 Stock Plan; and (d) the Avanex 1999 Director Option Plan.

Parent ESPP. “Parent ESPP” shall mean Parent’s 2011 Employee Stock Purchase Plan.

Parent Foreign Plan. “Parent Foreign Plan” shall mean any: (a) plan, program, policy, practice (of the type that might result in monetary implications to an Oclaro Corporation), Contract or other arrangement of any Oclaro Corporation mandated by a Governmental Body outside the United States; (b) Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Parent Employee Plan that covers or has covered any Parent Associate whose services are or have been performed primarily outside the United States.

A-8.

Parent IP. “Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Oclaro Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Oclaro Corporations, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Oclaro Corporations, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of Parent’s securities on the Nasdaq Global Select Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii)” or “(ix)” or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

A-9.

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

Parent Product. “Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Oclaro Corporation; or (b) currently under development by or for any Oclaro Corporation (whether or not in collaboration with another Person).

Parent Product Software. “Parent Product Software” shall mean any software (regardless of whether such software is owned by an Oclaro Corporation or licensed to an Oclaro Corporation by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

Parent Proposal. “Parent Proposal” shall mean each of the following proposals: (a) a possible reverse stock split to the extent that the Parent Board desires to consider effecting a reverse stock split, including any amendment to Parent’s Certificate of Incorporation to effect such split; and (b) an increase in the authorized number of shares of Parent Common Stock, including any amendment to Parent’s Certificate of Incorporation to effect such increase.

Parent PSU. “Parent PSU” shall mean each performance stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Restricted Stock. “Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

Parent RSU. “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Source Code. “Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Oclaro Corporations or otherwise used by any of the Oclaro Corporations, including the Parent Product Software.

Parent Superior Offer. “Parent Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (except that references in the definition thereof to “15%” shall be replaced by “50%) with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or shall have effected a Parent Change in Recommendation; (b) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

A-10.

Parent Unaudited Balance Sheet. “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2011 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

Parent Warrant. “Parent Warrant” shall mean each warrant to purchase shares of Parent Common Stock (or exercisable for cash).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Subsidiary. “Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

A-11.

SCHEDULE 5.13

Class I:

•	An Opnext, Inc. designee from among its current directors, which designee must be reasonably acceptable to Oclaro, Inc.

•	Edward Collins

•	Lori Holland

Class II:

•	Hitachi nominated individual

•	Marissa Peterson

•	Greg Dougherty

Class III:

•	Harry Bosco

•	David Lee

•	Alain Couder

•	Joel Smith III

A-1.